Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Global Blood Therapeutics, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-211976) on Form S-1 of Global Blood Therapeutics, Inc. of our report dated March 29, 2016, with respect to the balance sheets of Global Blood Therapeutics, Inc. as of December 31, 2015 and 2014, and the related statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2015, incorporated by reference therein and to the reference to our firm under the heading “Experts”.

(signed) KPMG LLP

San Francisco, California

June 17, 2016